Exhibit 3.14

[SEAL]	New Jersey Department of State Division of Commercial Recording Certificate of Amendment to the Certificate of Incorporation (For Use by Domestic Profit Corporation)	[DATE STAMP]

"Federal Employer Identification No."

  Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-3 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1.
The name of the corporation is:         LINENS 'N THINGS, INC.                                .

2.
The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the         18th         day of         July         , 1996:

  Resolved, that Article         First         of the Certificates of Incorporation be amended to read as follows:

    First: The name of the Corporation is:

LNT, INC.

3.
The number of shares outstanding at the time of the adoption of the amendment was         100        .
The total number of shares entitled to vote thereon was         100        .

  If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number if outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).

4.
The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
100	–0–
5.
If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6.
Other provisions: (Omit if not applicable).

LINENS 'N THINGS, INC. (Corporate Name)
By: /s/ [SIGNATURE] (Signature)
Dated this 3rd day of October , 19 96 .	Zenon P. Lankowsky, Vice President (Type Name and Title)

May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation.

The purpose of this form is to simplify the filing requirements of the Secretary of State and does not replace the need for competent legal advice.